Because of the electronic format for filing Form N-SAR does not provide adequate space for responding to Item #15, the additional answers are as follows:

Item 15 Additional Sub-custodians:

ING Bank Ukraine, Kiev, Ukraine
HSBC Bank Middle East, Dubai, United Arab Emirates
State Street Bank and Trust Company U.K. Branch, United Kingdom
BankBoston, N.A., Montevideo, Uruguay
Citibank, N.A., Caracas, Venezuela
The Hongkong and Shanghai Banking Corp. Limited, Ho Chi Minh City, Vietnam Barclays Bank of Zambia Plc., Lusaka, Zambia
Barclays Bank of Zimbabwe Limited, Harare, Zimbabwe
Citigroup Pty. Limited, Melbourne, Australia

Type of Custody:  Foreign Custodian Rule 17f-5